EXH 10.3
                            EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, effective as of October 11, 2000 (hereafter "Effective Date"), by and between FRONT PORCH DIGITAL INC., a Nevada corporation (the "Company"), and DR. GIANCARLO GAGGERO, an individual residing at 1621 Potomac Drive, Houston, Texas (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Employee as its Senior Vice President of Media Technologies and wishes to acquire and be assured of Employee's services on the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee desires to be employed by the Company as its Senior Vice President of Media Technologies, and to perform and to serve the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Employee hereby agree as follows:

     1. EMPLOYMENT. (a) The Company hereby employs the Employee to serve as a full time employee of the Company, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof.

        (b) The Employee affirms and represents that (i) the Employee is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement and
(ii) his performance of all the terms of this Agreement and his employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company.

     2. TERM. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period of four
(4) years beginning on the date hereof and ending on October 11, 2004 (such period or, if the Employee's employment hereunder is earlier terminated, such shorter period, being hereinafter called the "Employment Term").

     3. DUTIES.

        (a) The Employee shall be employed as the Senior Vice President of Media Technologies. The Employee shall faithfully and competently perform such duties at such times and places and in such manner as the Company may from time to time reasonably direct or such other duties appropriate to a senior executive managerial position as the Board of Directors or Chief

Executive Officer of the Company shall from time to time determine. Employee shall report directly to the Chief Executive Officer of the Company.

        (b) Except as may otherwise be approved in writing by the Board of Directors or Chief Executive Officer of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of Employee hereunder. The Employee shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of Employee's position.

        (c) Employee's place of employment shall be Houston, Texas. However, Employee will, at Employer's request, relocate . Employer shall pay his and his family's reasonable moving and relocation expenses. In case of relocation outside the United States, Employer shall furthermore provide Employee with a permanent work authorization at his place of employment if such authorization is needed. Employer shall assist Employee in compliance with all immigration laws and shall pay the reasonable costs of such compliance, specifically including attorneys' fees. In the event of relocation, Executive's base salary shall be adjusted upward to reflect any additional taxation and other cost of living increases associated with the relocation. The amount of increase will be determined by any applicable CPI (Consumer Price Index) or other valid indicator generally relied upon by the industry or agreed upon by Employer and Employee.

        4. SALARY AND BONUS.

        (a) BASE SALARY. In consideration for the services of the Employee rendered to the Company hereunder, the Company shall pay the Employee a base salary at an annual rate of One Hundred Fifty Thousand Dollars ($150,000.00) during the Employment Term, payable in regular intervals in accordance with the Company's payroll practices (the "Base Salary"). The Base Salary may be increased from time to time as the Board of Directors, in its sole discretion, deems appropriate.

        (b) STOCK OPTIONS. Upon the execution and delivery of this Agreement, the Company shall grant stock options to Employee pursuant to and subject to the terms and conditions of the 2000 Equity Incentive Plan of the Company to purchase 250,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, which options shall be at an exercise price of $2.00 per share and shall vest in three equal annual installments, with the first installment vesting on the first anniversary of the Effective Date, the second installment vesting on the second anniversary of the Effective Date and the third installment vesting on the third anniversary of the Effective Date. All such stock options shall expire on the fifth anniversary of the Effective Date. All such stock options, whether or not vested, will be subject to forfeiture or termination in the event of a breach by the Employee of the provisions of
Section 6 or 8 hereof.

        (c) BONUSES. In addition to the Base Salary, the Employee shall be eligible to receive bonuses in an aggregate amount of forty percent (40%) of his Base Salary if the Employee meets certain criteria to be mutually agreed upon and approved by the Board of Directors; PROVIDED, HOWEVER, that the Employee's minimum annual bonus shall be $50,000 regardless of whether the criteria are met.

        (d) WITHHOLDING, ETC. The payment of any salary or bonuses hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

     5. BENEFITS.

        (a) During the Employment Term, the Employee shall be:

                        (i) eligible to participate in all employee fringe
            benefits and any pension and/or profit sharing plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                        (ii) eligible to participate in any medical and health
            plans or other employee welfare benefit plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                        (iii) entitled to four weeks paid time off each year in
            accordance with the Company's standard employee vacation policy, which shall be taken at such time or times as will not unreasonably hinder or interfere with the Company's business or operations; and

                        (iv) entitled to reimbursement for all reasonable and
            necessary out-of-pocket business expenses incurred by the Employee in the performance of the Employee's duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto, specifically including the cost of first class airfare for Employee and a companion for all business travel.

        (b) Employee shall cooperate with the Company in the event the Company wishes to obtain key-man insurance on the Employee. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

     6. INVENTIONS AND CONFIDENTIAL INFORMATION. The parties hereby covenant, agree and acknowledge as follows:

        (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses.

        (b) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of Employee's employment by the Company.

        (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of Employee's employment or arising out of Employee's employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

        (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Company (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Employee as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        (e) The Employee will keep confidential and will hold for the Company's sole benefit any Invention made by him during the Employment Term which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

        (f) The Employee also agrees that the Employee will not without the prior written consent of the Board of Directors or Chief Executive Officer of the Company (i) use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by law or by the performance by the Employee of the Employee's duties as an employee of the Company, any information obtained or developed by Employee while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter relating to the business of the Company or any of its Affiliates, EXCEPT information which at the time is generally known to the public other than as a result of disclosure by the Employee not permitted hereunder, or about which Employee discloses to his attorneys for the purpose of obtaining legal advice, after informing his attorneys of this non-disclosure provision, or (ii) take with the Employee upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

        (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

        (h) The Employee agrees that upon termination of Employee's employment by the Company for any reason, the Employee shall immediately return to the Company all documents and other property in Employee's possession belonging to the Company or any of its Affiliates.

        (i) Without limiting the generality of Section 9 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

     7. TERMINATION. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                        (i) death of the Employee;

                        (ii) termination of the Employee's employment hereunder
            by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement), other than for "good reason" as contemplated by clause (v)(B) below;

                        (iii) termination of the Employee's employment hereunder
            by the Company because of the Employee's inability to perform Employee's duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months if and only if the Company has provided at least sixty (60) days' written notice of its contention that a disability or incapacity has caused an alleged inability to perform AND the Company has made "reasonable accommodation" for any disability, as that term is defined by the Americans with Disabilities Act;

                        (iv) termination of the Employee's employment hereunder
            by the Company at any time for "cause" (as hereinafter defined), such termination to take effect immediately upon written notice from the Company to the Employee; and

                        (v) termination of the Employee's employment hereunder
            (A) by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company for "cause" as contemplated by clause
            (iv) above and (B) by the Employee for "good reason" (as hereinafter defined).

     The following actions, failures or events shall constitute "cause" for termination within the meaning of clause (iv) above: (i) the Employee's conviction of, admission of guilt to or plea of NOLO CONTENDERE or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (2) acts of dishonesty or moral turpitude which are materially detrimental to the Company and/or its Affiliates, (3) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors or Chief Executive Officer of the Company, (4) any act by the Employee in violation of
Section 8 hereof, any statement or disclosure by the Employee in violation of
Section 6 hereof, or any material breach by the Employee of a representation or warranty contained in Section 1(b) hereof; (5) following written notice from the Board of Directors or Chief Executive Officer of the Company of prior similar actions by Employee, excessive absenteeism (other than by reason of disability);
(6) following written notice from the Board of Directors or the Chief Executive Officer of the Company of prior similar actions by Employee, excessive alcoholism or addiction to drugs not prescribed by a qualified physician or (7) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, the Employee's obligations hereunder; PROVIDED, HOWEVER, that none of the actions, failures or events set forth in clauses (3), (4), (5), (6) or (7) above shall constitute "cause" until the Company shall have furnished Employee written notice that such actions, failures or events constitute "cause" for termination of this Agreement and provide the Employee 20 days to cure the actions, failures or events that constitute such "cause".

     The following actions, failures or events shall constitute "good reason" within the meaning of clause (V)(B) above: (1) any decrease in Employer's compensation or change in his eligibility to participate in Employer's benefit plans, insurance programs, incentive and bonus plans and deferred compensation plans; or (2) any attempt to adversely change Employee's eligibility for Employer's stock; or (3) any material adverse change in Employee's title, reporting or responsibilities; or (4) any material breach by Company of any term or provision of this Agreement; or (5) the sale or transfer in one transaction or a series of related transactions of more than fifty percent (50%) of the beneficial ownership interest in the equity of the Company to an entity or entities not affiliated with the Company.

        (b) In the event that the Employee's employment is terminated by the Company prior to October 11, 2004 for any reason other than "cause," or by Employee for "good reason," then (i) the Company shall pay to the Employee, as severance pay or liquidated damages or both, the amount of Base Salary, if any, which the Employee would have otherwise been entitled to receive pursuant to
Section 4(a) hereof from the date of termination had the Employee's employment not been so terminated until October 11, 2004 (such amount being herein referred to as the "Severance Payments" and such period being herein referred to as the "Severance Period"); PROVIDED, HOWEVER, that (1) if the Employee's employment is terminated on or after October 11, 2003, the Severance Payments shall be in an amount equal to the Base Salary of the Employee and (2) the Severance Payments shall be reduced by any salary, bonus or other compensation received by the Employee in respect of such Severance Period or received by the Employee in respect of any other employment or consulting arrangement secured by the Employee subsequent to the termination of the Employee's employment hereunder and (ii) all options granted to the Employee pursuant to Section 4(b) hereof which have not vested shall immediately vest and (iii) any bonus payments shall be pro-rated and payable for the period of the Employment Term, any provision of any bonus plan notwithstanding.

        (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraph (b) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Employee or on Employee's behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of Employee's salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies, if any.

        (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

     8. NON-COMPETITION. (a) The term "Non-Compete Term" shall mean the period during which Employee is employed hereunder and the one-year period following the termination of this Agreement.

     During the Non-Compete Term:

                        (i) the Employee will not make any statement or perform
            any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

                        (ii) the Employee will not discuss with any existing or
            potential customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which the Company or any of its Affiliates provides;

                        (iii) the Employee will not make any statement or do any
            act intended to cause any existing or potential customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any competitive business in which the Employee has or expects to acquire a proprietary interest or in which the Employee is or expects to be made an employee, officer or director, if such services or products in any way compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any existing or potential customer or client; and

                        (iv) the Employee will not directly or indirectly (as a
            director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee's employment by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; PROVIDED, HOWEVER, that the provisions of this Section 8(a) shall not be deemed to prohibit the Employee's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company.

        (b) During the Non-Compete Term, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Company or any of its Affiliates if such action by Employee would have a material adverse effect on the business, assets or financial condition of the Company or any of its Affiliates.

        (c) It is understood and agreed that the covenants made by the Employee in this Section 8 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

        (d) For purposes of this Section 8, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business. The Employee shall be deemed to expect to acquire a proprietary interest in a business or to be made an officer or director of such business if such possibility has been discussed with any officer, director, employee, agent, or promoter of such business.

        (e) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

     9. NON-ASSIGNABILITY. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee's beneficiaries, or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 9(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon Employee's death or incapacity.

        (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     10. BINDING EFFECT. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

     11. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, attention: Chief Executive Officer (with a copy to Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New

York, New York 10022, Attention: Eric M. Hellige, Esq.), and if to the Employee, at Employee's home address set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

     12. SEVERABILITY. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 8 hereof is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 6 or 8 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

     13. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     14. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to Employee's employment and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

     15. RELEVANT LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas, without regard to its conflicts of law principles.

     16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. SURVIVAL. The termination of Employee's employment hereunder shall not affect the enforceability of Sections 6 or 8.

     18. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

     19. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

     IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

                        FRONT PORCH DIGITAL INC.



                        By: /s/  Jean Reiczyk
                            --------------------------------------
                                 Name:  Jean Reiczyk
                                 Title: Chief Executive Officer



                            /s/  Giancarlo Gaggero
                            --------------------------------------
                                 DR. GIANCARLO GAGGERO